Exhibit 99.1

News Release
For Immediate Release: May 9, 2024
H&R Block Reports Fiscal 2024 Third Quarter Results; Expects to be Near the High End of FY24 Outlook
KANSAS CITY, Mo. - H&R Block, Inc. (NYSE: HRB) (the "Company") today released its financial results1 for the fiscal 2024 third quarter ended March 31, 2024.
•For the third quarter, the Company delivered revenue growth of 4%, net income growth of 7%, and earnings per share from continuing operations2 growth of 18%
•Through April 30, filing volumes increased year over year, driven by strong performance in DIY paid online clients, which grew 6%, partially offset by modest Assisted volume declines. Net average charge grew 7% in DIY paid online and 4% in Assisted
•The Company now expects to be near the high end of its previously announced outlook for fiscal year 2024

"There are many things to be pleased about in the quarter, from our strong DIY performance, virtual tax growth, and positive trends in small business, to important progress for both Spruce and Wave. At the same time, I know we can execute better to improve the Assisted client experience for so many consumers who are choosing H&R Block," said Jeff Jones, H&R Block's president and chief executive officer.

Fiscal 2024 Third Quarter Results and Key Financial Metrics
"We now expect to finish fiscal 2024 near the high end of our outlook range," said Tony Bowen, H&R Block's chief financial officer. "This will be yet another year of topline growth, robust cash flow generation, and double-digit EPS growth that allows for continued, significant returns of capital to our shareholders through dividends and share repurchases."

•Total revenue of $2.2 billion increased by $91.2 million, or 4%, to the prior year. The increase was primarily due to a higher net average charge and higher company-owned volumes in the Assisted category combined with higher online paid returns and a higher NAC, partially offset by lower royalties due to franchise acquisitions, and lower Emerald Advance revenues.
•Total operating expenses of $1.3 billion increased by $27.5 million, primarily due to higher field wages due to higher company-owned volumes and higher legal fees and settlements, partially offset by lower marketing and advertising expenses primarily due to the timing of television advertising in the current year compared to the prior year.
•Pretax income increased by $51.9 million to $907.4 million, primarily due to higher revenues in the current year.
1All amounts in this release are unaudited. Unless otherwise noted, all comparisons refer to the current period compared to the corresponding prior year period.
2All per share amounts are based on fully diluted shares at the end of the corresponding period. The Company reports non-GAAP financial measures of performance, including adjusted earnings per share (EPS), earnings before interest, tax, depreciation, and amortization (EBITDA) from continuing operations, free cash flow, and free cash flow yield, which it considers to be useful metrics for management and investors to evaluate and compare the ongoing operating performance of the Company. See "About Non-GAAP Financial Information" below for more information regarding financial measures not prepared in accordance with generally accepted accounting principles (GAAP).

•Earnings per share from continuing operations2 increased from $4.14 to $4.87 and adjusted earnings per share from continuing operations2 increased from $4.20 to $4.94, due to higher net income and fewer shares outstanding from share repurchases.
Capital Allocation
The Company reported the following related to its capital structure:
•As previously announced, a quarterly cash dividend of $0.32 per share is payable on July 3, 2024 to shareholders of record as of June 5, 2024. H&R Block has paid quarterly dividends consecutively since the Company became public in 1962.
•In Q1 and Q2, the Company repurchased $350 million of shares outstanding.
•The Company has approximately $350 million remaining on its $1.25 billion share repurchase authorization available through fiscal year 2025.
Since 2016, the Company has returned more than $3.8 billion to shareholders in the form of dividends and share repurchases, buying back over 40% of its shares outstanding3.
Fiscal Year 2024 Outlook
The Company now expects to be near the high end of its previously provided outlook, which was:
•Revenue to be in the range of $3.530 to $3.585 billion.
•EBITDA4 to be in the range of $930 to $965 million.
•Adjusted Diluted Earnings Per Share4 to be in the range of $4.10 to $4.30.
The effective tax rate is now expected to be in the range of 21-22% as compared to 23% previously.
Conference Call
A conference call for analysts, institutional investors, and shareholders will be held at 4:30 p.m. Eastern time on Thursday, May 9, 2024. During the conference call the Company will discuss fiscal 2024 third quarter results, outlook, and give a general business update. To join live, participants must register at https://register.vevent.com/register/BI3025442b56334c7683e88d633cd4f150. Once registered, the participant will receive a dial-in number and unique PIN to access the call. Please join approximately 5 minutes prior to the scheduled start time.

The call, along with a presentation for viewing, will also be webcast in a listen-only format for the media and public. The webcast can be accessed directly at https://edge.media-server.com/mmc/p/2zqnvjkt and will be available for replay 2 hours after the call is concluded and continuing for 90 days.
About H&R Block
H&R Block, Inc. (NYSE: HRB) provides help and inspires confidence in its clients and communities everywhere through global tax preparation services, financial products, and small-business solutions. The Company blends digital innovation with human expertise and care as it helps people get the best outcome at tax time and also be better with money using its mobile banking app, Spruce. Through Block Advisors and Wave, the Company helps small-business owners thrive with year-round bookkeeping, payroll, advisory, and payment processing solutions. For more information, visit H&R Block News.
About Non-GAAP Financial Information
This press release and the accompanying tables include non-GAAP financial information. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable
2All per share amounts are based on fully diluted shares at the end of the corresponding period. The Company reports non-GAAP financial measures of performance, including adjusted earnings per share (EPS), earnings before interest, tax, depreciation, and amortization (EBITDA) from continuing operations, free cash flow, and free cash flow yield, which it considers to be useful metrics for management and investors to evaluate and compare the ongoing operating performance of the Company. See "About Non-GAAP Financial Information" below for more information regarding financial measures not prepared in accordance with generally accepted accounting principles (GAAP).
3Shares outstanding calculated as of April 30, 2016.
4Adjusted Diluted Earnings Per Share (EPS) and earnings before interest, tax, depreciation, and amortization (EBITDA) from continuing operations are non-GAAP financial measures. Future period non-GAAP outlook includes adjustments for items not indicative of our core operations, which may include, without limitation, items described in the below section titled “Non-GAAP Financial Information” and in the accompanying tables. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as nonrecurring, unusual, or unanticipated charges, expenses or gains, or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP outlook to the most comparable GAAP measures.

financial measures prepared in accordance with generally accepted accounting principles, please see the section of the accompanying tables titled "Non-GAAP Financial Information."
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "commits," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, client trajectory, income, effective tax rate, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volumes or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. They may also include the expected impact of external events beyond the Company’s control, such as outbreaks of infectious disease (including the COVID-19 pandemic), severe weather events, natural or manmade disasters, or changes in the regulatory environment in which we operate. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the most recently completed fiscal year in the section entitled "Risk Factors" and additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. You may get such filings for free at our website at https://investors.hrblock.com. In addition, factors that may cause the Company’s actual estimated effective tax rate to differ from estimates include the Company’s actual results from operations compared to current estimates, future discrete items, changes in interpretations and assumptions the Company has made, future actions of the Company, or increases in applicable tax rates in jurisdictions where the Company operates. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

For Further Information

Investor Relations:	Michaella Gallina, (816) 854-3022, michaella.gallina@hrblock.com
Jordyn Eskijian, (816) 854-5674, jordyn.eskijian@hrblock.com
Media Relations:	Teri Daley, (816) 854-3787, teri.daley@hrblock.com

TABLES FOLLOW

FINANCIAL RESULTS	(unaudited, in 000s - except per share amounts)
	Three months ended March 31,		Nine months ended March 31,
	2024	2023	2024	2023
REVENUES:
U.S. tax preparation and related services:
Assisted tax preparation	$1,534,825	$1,453,049	$1,622,430	$1,530,577
Royalties	141,915	150,163	153,070	161,337
DIY tax preparation	198,570	167,022	215,529	182,330
Refund Transfers	118,937	117,384	120,892	120,210
Peace of Mind® Extended Service Plan	16,813	16,750	59,100	58,840
Tax Identity Shield®	7,536	8,720	16,810	19,237
Other	12,065	10,972	32,637	28,845
Total U.S. tax preparation and related services	2,030,661	1,924,060	2,220,468	2,101,376
Financial services:
Emerald Card® and SpruceSM	41,160	44,358	61,493	68,448
Interest and fee income on Emerald AdvanceSM	21,169	33,750	36,702	47,267
Total financial services	62,329	78,108	98,195	115,715
International	68,264	69,417	158,398	156,297
Wave	23,580	22,064	70,656	66,651
Total revenues	$2,184,834	$2,093,649	$2,547,717	$2,440,039
Compensation and benefits:
Field wages	510,299	480,779	650,529	618,656
Other wages	75,356	73,503	222,125	207,786
Benefits and other compensation	99,653	100,368	170,964	169,477
	685,308	654,650	1,043,618	995,919
Occupancy	119,364	118,111	319,843	316,874
Marketing and advertising	194,349	210,508	211,135	236,299
Depreciation and amortization	30,672	32,313	91,004	98,660
Bad debt	41,008	34,273	67,560	57,018
Other	185,929	179,292	360,111	363,081
Total operating expenses	1,256,630	1,229,147	2,093,271	2,067,851
Other income (expense), net	5,224	13,224	20,982	21,020
Interest expense on borrowings	(26,070)	(22,298)	(63,304)	(57,107)
Pretax income	907,358	855,428	412,124	336,101
Income taxes	215,772	209,351	72,527	78,254
Net income from continuing operations	691,586	646,077	339,597	257,847
Net loss from discontinued operations	(849)	(2,648)	(2,097)	(6,418)
Net income	$690,737	$643,429	$337,500	$251,429
DILUTED EARNINGS PER SHARE
Continuing operations	$4.87	$4.14	$2.34	$1.62
Discontinued operations	(0.01)	(0.02)	(0.02)	(0.04)
Consolidated	$4.86	$4.12	$2.32	$1.58
WEIGHTED AVERAGE DILUTED SHARES	141,540	155,561	144,594	158,488
Adjusted diluted EPS (1)	$4.94	$4.20	$2.54	$1.80
EBITDA (1)	$964,100	$910,039	$566,432	$491,868

(1) All non-GAAP measures are results from continuing operations. See "Non-GAAP Financial Information" for a reconciliation of non-GAAP measures.

CONSOLIDATED BALANCE SHEETS	(unaudited, in 000s - except per share data)
As of	March 31, 2024	June 30, 2023

ASSETS
Cash and cash equivalents	$794,617	$986,975
Cash and cash equivalents - restricted	18,078	28,341
Receivables, net	346,784	59,987
Prepaid expenses and other current assets	105,873	112,183
Total current assets	1,265,352	1,187,486
Property and equipment, net	139,542	130,015
Operating lease right of use assets	392,091	438,299
Intangible assets, net	277,218	277,043
Goodwill	787,634	775,453
Deferred tax assets and income taxes receivable	287,810	211,391
Other noncurrent assets	63,675	52,571
Total assets	$3,213,322	$3,072,258
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Accounts payable and accrued expenses	$247,109	$159,901
Accrued salaries, wages and payroll taxes	238,864	95,154
Accrued income taxes and reserves for uncertain tax positions	351,721	271,800
Operating lease liabilities	185,396	205,391
Deferred revenue and other current liabilities	220,466	206,536
Total current liabilities	1,243,556	938,782
Long-term debt	1,490,570	1,488,974
Deferred tax liabilities and reserves for uncertain tax positions	277,957	264,567
Operating lease liabilities	214,990	240,543
Deferred revenue and other noncurrent liabilities	116,055	107,328
Total liabilities	3,343,128	3,040,194
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, no par, stated value $.01 per share	1,709	1,789
Additional paid-in capital	753,605	770,376
Accumulated other comprehensive loss	(46,336)	(37,099)
Retained deficit	(200,296)	(48,677)
Less treasury shares, at cost	(638,488)	(654,325)
Total stockholders' equity (deficiency)	(129,806)	32,064
Total liabilities and stockholders' equity	$3,213,322	$3,072,258

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	(unaudited, in 000s)
Nine months ended March 31,	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$337,500	$251,429
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	91,004	98,660
Provision for credit losses	61,359	49,174
Deferred taxes	(58,223)	6,685
Stock-based compensation	25,310	26,785
Changes in assets and liabilities, net of acquisitions:
Receivables	(348,106)	(237,395)
Prepaid expenses, other current and noncurrent assets	(18,037)	(17,438)
Accounts payable, accrued expenses, salaries, wages and payroll taxes	223,045	122,025
Deferred revenue, other current and noncurrent liabilities	12,483	22,054
Income tax receivables, accrued income taxes and income tax reserves	93,961	179,692
Other, net	(32)	(3,285)
Net cash provided by operating activities	420,264	498,386
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(53,831)	(56,661)
Payments made for business acquisitions, net of cash acquired	(43,163)	(47,740)
Franchise loans funded	(18,815)	(21,566)
Payments from franchisees	12,884	14,963
Other, net	3,282	9,717
Net cash used in investing activities	(99,643)	(101,287)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of line of credit borrowings	(1,025,000)	(970,000)
Proceeds from line of credit borrowings	1,025,000	970,000
Dividends paid	(135,127)	(133,762)
Repurchase of common stock, including shares surrendered	(379,018)	(365,852)
Other, net	(6,358)	(5,973)
Net cash used in financing activities	(520,503)	(505,587)
Effects of exchange rate changes on cash	(2,739)	(7,880)
Net decrease in cash and cash equivalents, including restricted balances	(202,621)	(116,368)
Cash, cash equivalents and restricted cash, beginning of period	1,015,316	1,050,713
Cash, cash equivalents and restricted cash, end of period	$812,695	$934,345
SUPPLEMENTARY CASH FLOW DATA:
Income taxes paid (received), net	$35,888	$(110,028)
Interest paid on borrowings	66,464	59,429
Accrued additions to property and equipment	1,477	4,378
New operating right of use assets and related lease liabilities	139,872	131,949
Accrued dividends payable to common shareholders	44,648	44,163

(in 000s)
	Three months ended March 31,		Nine months ended March 31,
NON-GAAP FINANCIAL MEASURE - EBITDA	2024	2023	2024	2023

Net income - as reported	$690,737	$643,429	$337,500	$251,429
Discontinued operations, net	849	2,648	2,097	6,418
Net income from continuing operations - as reported	691,586	646,077	339,597	257,847
Add back:
Income taxes	215,772	209,351	72,527	78,254
Interest expense	26,070	22,298	63,304	57,107
Depreciation and amortization	30,672	32,313	91,004	98,660
	272,514	263,962	226,835	234,021
EBITDA from continuing operations	$964,100	$910,039	$566,432	$491,868

(in 000s, except per share amounts)
	Three months ended March 31,		Nine months ended March 31,
NON-GAAP FINANCIAL MEASURE - ADJUSTED EPS	2024	2023	2024	2023

Net income from continuing operations - as reported	$691,586	$646,077	$339,597	$257,847
Adjustments:
Amortization of intangibles related to acquisitions (pretax)	12,869	13,011	37,693	38,546
Tax effect of adjustments (1)	(2,793)	(3,190)	(8,815)	(9,198)
Adjusted net income from continuing operations	$701,622	$655,898	$368,475	$287,195
Diluted earnings per share from continuing operations - as reported	$4.87	$4.14	$2.34	$1.62
Adjustments, net of tax	0.07	0.06	0.20	0.18
Adjusted diluted earnings per share from continuing operations	$4.94	$4.20	$2.54	$1.80

(1)Tax effect of adjustments is the difference between the tax provision calculated on a GAAP basis and on an adjusted non-GAAP basis.
Non-GAAP Financial Information
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Because these measures are not measures of financial performance under GAAP and are susceptible to varying calculations, they may not be comparable to similarly titled measures for other companies.
We consider our non-GAAP financial measures to be performance measures and a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business. We make adjustments for certain non-GAAP financial measures related to amortization of intangibles from acquisitions and goodwill impairments. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.
We measure the performance of our business using a variety of metrics, including earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations, adjusted EBITDA from continuing operations, adjusted diluted earnings per share from continuing operations, free cash flow, and free cash flow yield. We also use EBITDA from continuing operations and pretax income from continuing operations, each subject to permitted adjustments, as performance metrics in incentive compensation calculations for our employees.